EXHIBIT 16.1

August 4, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read bioAffinity Technologies, Inc.’s statements included in its Form S-1 dated August 4, 2022, and are in agreement with the statements contained in the Management’s Discussion and Analysis of Financial Conditions and Results of Operations section titled “Change in Auditors” in the first four paragraphs of that section therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP